EXHIBIT 99.1
Citizens, Inc. Reports Second Quarter 2025 Financial Results

•Record number of agents: increased global network of producing agents, up 53% since June 30, 2024, and up 28% from 2024 year-end
•Highest-ever total direct insurance in force of $5.35 billion
•Total revenues of $65.1 million in Q2 2025, from $62.1 million in Q2 2024
•Net income in Q2 2025 of $6.5 million, or $0.13 income per fully diluted Class A share, increased from $4.0 million net income, or $0.08 income per fully diluted Class A share, in Q2 2024
•Book value per Class A share of $4.56 on June 30, 2025 increased 18% from June 30, 2024

AUSTIN, TX – August 7, 2025 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits, and final expense insurance, today reported results for the second quarter ended June 30, 2025.

“The critical steps in our strategic roadmap to accelerate growth are delivering tangible results. For eleven consecutive quarters, Citizens has driven year-over-year growth in first year premiums. The expansion of our product offerings and distribution channels led to our highest-ever total direct insurance in force of $5.35 billion. Our producing agents have increased by 53% since the second quarter of 2024, and up 28% from 2024 year-end,” said Jon Stenberg, President and Chief Executive Officer. “The investment in our strategic roadmap is designed to deliver clear growth for both premiums and adjusted book value per share. We remain fully committed to maintaining profitable growth and capital management, as evidenced by our positive net cash from operations every year since 2004.

“As we look ahead to 2026, we expect revenue and profit growth for the full year 2026. We believe we’re well positioned to drive long-term value creation for both our customers and shareholders, supported by our robust global business model. Our competitive advantages in expanding niche markets globally, rapid sales force expansion, and expertise in profitable product development reinforce our positive outlook,” concluded Stenberg.

Recent Business Highlights
Record setting results and highlight accomplishments for Citizens, including:
•Highest-ever amount of total direct insurance in force - $5.35 billion of total direct insurance in force at June 30, 2025, up 4.4% compared to the same period in 2024, from sales of new products both domestically and internationally.
•Direct first year life and A&H premiums increased 20% in Q2 2025 compared to year-ago quarter. First year premiums have increased year-over-year for eleven consecutive quarters.
•Renewal premium growth in Q2 2025, driven by strong first year sales in 2024 leading to higher number of policies paying renewal premiums in the second quarter of 2025.
•Record number of agents - increased global network of producing agents, up 53% since June 30, 2024 and up 28% since December 31, 2024.

Second Quarter 2025 Financial Results
•Income before federal income tax of $6.9 million in Q2 2025, from $3.3 million in the year-ago quarter. Items that drove this increase were:
▪Increased revenues due to higher life insurance premiums and $2.7 million increase in investment related gains in Q2 2025 compared to the prior year quarter.
▪Lower general expenses due to legal fee accrual of $3.5 million in prior year quarter; no comparable expense in current quarter.
▪The above gains were partially offset by $2.3 million increase in insurance benefits paid or provided due primarily to expected increased matured endowments in the international business and increase in expenses related to restricted stock unit grants.
•Adjusted income before federal income tax of $4.5 million in Q2 2025, from $7.1 million in Q2 2024. Adjusted income before federal income tax excludes investment related gains (losses), legal fee accrual in Q2 2024 and loss from ceased property insurance business.

•Total assets of $1.7 billion, cash and cash equivalents of $22.7 million and no debt at June 30, 2025.
•Book value per Class A share of $4.56 on June 30, 2025 increased 18% over the year-ago period. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $6.22 on June 30, 2025 increased 3% over the year-ago period. The Company has achieved ten consecutive quarters of book value per Class A share growth.

Total revenues of $65.1 million in the second quarter of 2025, increased from $62.1 million in the year-ago quarter. Excluding investment related gains (losses), adjusted total revenues of $62.7 million in the second quarter of 2025, increased from $62.3 million in the second quarter of 2024, driven by the increase in direct first year life and A&H premiums of 20% from the second quarter 2024, as well as increased renewal premiums in the Life Insurance segment. The increase in direct first year life and A&H premiums continued to be driven by our newer products and an increased number of producing agents. Direct renewal premiums were $37.0 million in the second quarter of 2025, compared to $36.0 million in the same year-ago period, driven by strong sales in 2024, which led to a higher number of policies paying renewal premiums in the current period. Investment related gains increased $2.7 million in Q2 2025 compared to year-ago quarter.

Total benefits and expenses decreased to $58.2 million in the second quarter of 2025, from $58.8 million in the same year-ago quarter. The decrease was primarily due to lower other general expenses associated with legal fee accrual in Q2 2024 and lower commissions due to our coinsurance agreement with RGA Reinsurance Company under which RGA shares in commission expenses. The decreases were partially offset by higher insurance benefits paid or provided due to maturing block of endowments in the international business and general expenses associated with continued investment in the growth of our business as well as higher equity compensation costs driven by our stock price growth in the last year and additional participants.

Income before federal income tax of $6.9 million in Q2 2025, increased from $3.3 million in Q2 2024 driven by the higher life insurance premiums, increase in investment related gains and decrease in general expenses due to prior year legal fee accrual of $3.5 million. Excluding investment related gains (losses) and discrete items, adjusted income before federal income tax was $4.5 million in Q2 2025, from $7.1 million income in Q2 2024 primarily due to increased insurance benefits paid or provided due primarily to higher matured endowments in the international business.

Net income for the second quarter of 2025 was $6.5 million, or $0.13 income per fully diluted Class A share, an increase from $4.0 million net income, or $0.08 income per fully diluted Class A share, in the prior year quarter. Adjusted after-tax operating income of $4.2 million, or $0.08 adjusted income per fully diluted Class A share, in Q2 2025, from $8.6 million adjusted after-tax operating income, or $0.17 adjusted income per fully diluted Class A share, in the year-ago quarter.

The definitions of Non-GAAP information and comparable GAAP information is included in the Explanatory Notes on Use of Non-GAAP Measures section and defines and reconciles measures not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”).

Investments
Net investment income of $17.2 million for the second quarter of 2025 from $17.5 million in the same year-ago quarter. The average pre-tax yield on the investment portfolio was at 4.50% in the second quarter of 2025 from 4.60% in the same year-ago quarter.

The carrying value of the Company’s fixed maturity securities investment portfolio at June 30, 2025 was $1.2 billion, relatively the same as December 31, 2024.

Cash Flow
Positive net cash provided by operating activities was $4.2 million for the six months ended June 30, 2025. The Company has had positive net cash provided by operating activities annually since 2004. The Company had cash and cash equivalents of $22.7 million and no debt at June 30, 2025.

Upcoming Conference

Emerging Growth Virtual Conference on September 24, 2025
Citizens management plans to present at the Emerging Growth Virtual Conference on September 24 at 1:45 ET. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

About Citizens, Inc.

Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of English, Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where internationally the Company is a market leader in U.S. Dollar denominated life insurance and where it is growing in niche markets in the United States through its final expense products distributed through white-label and established distribution channels, and Home Service Insurance, which operates primarily in the U.S. Gulf coast region. Citizens' stock is included in the Russell 2000® and Russell 3000® indexes. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Explanatory Notes on Use of Non-GAAP Measures

In addition to the financial information prepared in conformity with accounting U.S. generally accepted accounting principles (“GAAP”), in this press release, the Company provides certain non-GAAP financial measures that we believe improves understanding of the underlying business trends. Adjustments to GAAP measures generally apply to discrete events and items not indicative to our operating trends.

Adjusted Revenues is a non-GAAP measure that excludes investment related gains (losses) from total revenues. Management believes the adjusted revenues metric is meaningful, as it allows investors to evaluate revenues generated by core business activities excluding items that are heavily impacted by investment market fluctuations.

Adjusted Income Before Federal Income Tax is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude investment related gains (losses), income (loss) from ceased businesses and other special items not indicative of operating trends. Management believes this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors that are not indicative of operating trends.

Adjusted After-Tax Operating Income is a non-GAAP measure that is derived by excluding the tax effected Adjusted Income Before Federal Income Tax adjustments described above. The provision for income tax related to adjusted after-tax income is calculated using our effective tax rate.

Adjusted Earnings Per Share of Class A Common Stock Basic and Diluted is a non-GAAP measure that is defined as adjusted earnings for the period divided by the weighted average number of basic and fully diluted shares of common stock outstanding for the period.

Adjusted Book Value Per Class A Common Share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2025	2024	2025	2024
Balance sheet data
Total assets	$1,712,500	1,662,473	1,712,500	1,662,473
Total liabilities	1,483,474	1,471,004	1,483,474	1,471,004
Total stockholders' equity	229,026	191,469	229,026	191,469
Total direct insurance in force	5,347,041	5,119,934	5,347,041	5,119,934

Operating items
Insurance premiums	$43,388	42,559	83,185	81,232
Net investment income	17,169	17,540	34,546	35,027
Investment related gains (losses), net	2,408	(253)	(486)	710
Total revenues	65,086	62,084	120,738	119,796

Claims and surrenders	40,220	34,530	80,318	67,643
Other general expenses	13,459	16,639	26,152	27,977
Total benefits and expenses	58,172	58,782	115,611	111,569

Income (loss) before federal income tax	6,914	3,302	5,127	8,227
Federal income tax expense (benefit)	455	(657)	291	(274)
Net income (loss)	6,459	3,959	4,836	8,501

Per share data
Book value per share	$4.56	3.85	4.56	3.85
Diluted income (loss) per Class A share	0.13	0.08	0.10	0.17

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – Internationally, our Life Insurance segment issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly to non-U.S. residents located principally in Latin America and the Pacific Rim. Domestically, we are licensed in 43 U.S. states and sell whole life final expense insurance and life insurance with living benefits and critical illness products. All our products in this segment are sold through independent agents.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
LIFE INSURANCE SEGMENT
Balance sheet data
Total assets	$1,311,093	1,263,544	1,311,093	1,263,544

Operating items
Insurance premiums	$32,643	31,605	61,797	59,466
Net investment income	13,400	13,812	26,912	27,498
Investment related gains (losses), net	2,625	(279)	(122)	807
Total revenues	50,789	47,356	92,080	90,495

Claims and surrenders	35,223	29,169	69,365	56,533
Total benefits and expenses	42,641	39,884	83,689	77,223

Income (loss) before federal income tax	8,148	7,472	8,391	13,272

HOME SERVICE INSURANCE SEGMENT
Balance sheet data
Total assets	$365,405	357,731	365,405	357,731

Operating items
Insurance premiums	10,745	10,954	21,388	21,766
Net investment income	3,595	3,529	7,273	7,066
Investment related gains (losses), net	(218)	23	(366)	(68)
Total revenues	14,122	14,526	28,295	28,784

Claims and surrenders	4,997	5,361	10,953	11,110
Total benefits and expenses	12,515	13,115	26,568	26,750

Income (loss) before federal income tax	1,607	1,411	1,727	2,034

GAAP to Non-GAAP Reconciliations

Reconciliation of Adjusted Total Revenues

For the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (In thousands)	2025	2024	2025	2024
Total revenues	$65,086	62,084	120,738	119,796
Less:
Investment related gains (losses)	2,408	(253)	(486)	710
Adjusted total revenues	$62,678	62,337	121,224	119,086

Reconciliation of Adjusted Income Before Federal Income Tax

For the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (In thousands)	2025	2024	2025	2024
Income (loss) before federal income tax	$6,914	3,302	5,127	8,227
Less:
Investment related gains (losses)	2,408	(253)	(486)	710
Property insurance business income (loss)	—	(76)	—	(71)
Legal fee accrual	—	(3,500)	—	(3,500)
Adjusted income before federal income tax	$4,506	7,131	5,613	11,088

Reconciliation of Adjusted After-Tax Operating Income

For the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (In thousands)	2025	2024	2025	2024
Net income (loss)	$6,459	3,959	4,836	8,501
Less:
Investment related gains (losses)	2,408	(253)	(486)	710
Property insurance business income (loss)	—	(76)	—	(71)
Legal fee accrual	—	(3,500)	—	(3,500)
Income tax impact	(158)	(762)	108	(836)
Adjusted after-tax operating income	$4,209	8,550	5,214	12,198

Reconciliation of Adjusted Earnings Per Share of Class A Common Stock

For the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (In thousands, except per share amounts)	2025	2024	2025	2024
Basic and diluted adjusted earnings per share:
Numerator:
Adjusted after-tax operating income	$4,209	8,550	5,214	12,198
Adjusted after-tax operating income allocated to Class A common stock	$4,209	8,550	5,214	12,198

Denominator:
Weighted average shares of Class A outstanding - basic	50,112	49,639	50,024	49,606
Weighted average shares of Class A outstanding - diluted	50,985	50,809	50,897	50,775

Basic adjusted earnings per share of Class A common stock	$0.08	0.17	0.10	0.25
Diluted adjusted earnings per share of Class A common stock	$0.08	0.17	0.10	0.24

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of June 30,
Unaudited (In thousands, except per share data)	2025	2024
Stockholders' equity, end of period	$229,026	191,469
Less: Accumulated other comprehensive income (loss) (AOCI)	(83,655)	(107,924)
Stockholders' equity, end of period, excluding AOCI	$312,681	299,393

Book value per Class A common share - diluted	$4.56	3.85
Less: Per share impact of AOCI	(1.66)	(2.17)
Book value per Class A common share - diluted, excluding AOCI	$6.22	6.02

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "believe," "project," "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts
Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)